EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS, INC. TO SELL SPECIALTY VEHICLES DIVISION FOR $140 MILLION

AUSTIN, TX, June 23, 2006 — HealthTronics, Inc. (NASDAQ: HTRN) today announced that it has agreed to sell its Specialty Vehicles division for $140 million to Oshkosh Truck Corp. (NYSE: OSK) in an all cash transaction. Oshkosh is a leading manufacturer of specialty trucks and truck bodies.

AK Specialty Vehicles is a world leader in mobile medical, homeland security command and communications, and broadcast vehicles. The acquisition further diversifies Oshkosh Truck’s business into complementary markets and offers opportunities for technology sharing with other Oshkosh subsidiaries.

Sam B. Humphries, HealthTronics’ President and Chief Executive Officer, said, “This is an important transaction for HealthTronics and is integral to our development as a pure healthcare services and medical technology provider. The sale substantially improves our liquidity and leverage capacity, which enables us to pursue strategic opportunities that will enhance our focused growth objectives.”

Mr. Humphries added, “More importantly, the sale reinforces our commitment to bring world-class products and services to our physician partners. We will continue to leverage our key relationships in the urology community to identify and pursue opportunities that present strong growth prospects.”

In conclusion, “We believe our scale as the largest lithotripsy service provider in the USA allows us to continually drive improved efficiencies for our physician partnerships. While we intend to continue to make strategic acquisitions in our core business, the access to the capital markets created as a result of this transaction broadens our range of opportunities to pursue new medical technologies that complement our long term strategic vision.”

The sale is subject to customary closing conditions and is expected to close in July, 2006. Robert W. Baird & Co. managed the sales process for HealthTronics.

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community, and manufactures, services and distributes medical products. The Company also manufactures specialty vehicles used for the transport of high technology medical devices, broadcast & communications equipment and the Homeland Security marketplace. For more information, visit www.healthtronics.com.

Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. John Q. Barnidge, Sr. Vice President & CFO John.barnidge@healthtronics.com (512) 314-4554 www.healthtronics.com